Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Quintiles IMS Holdings, Inc. of our report dated February 19, 2016 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in IMS Health Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in the Form 8-K dated October 3, 2016 filed by Quintiles IMS Holdings, Inc.

/s/ PricewaterhouseCoopers LLP

New York, NY

October 3, 2016